UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one):   |X| Form 10-K   |_| Form 20-F  |_| Form 11-K  |_| Form 10-Q
               |_| Form N-SAR  |_| Form N-CSR

          For Period Ended: December 31, 2007
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          |_|  Transition Report on Form 10-K

          |_|  Transition Report on Form 20-F

          |_|  Transition Report on Form 11-K

          |_|  Transition Report on Form 10-Q

          |_|  Transition Report on Form N-SAR

          For the Transition Period Ended:
                                           -----------------

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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

ORION ETHANOL, INC.
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Full Name of Registrant

307 South Main St.
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Address of Principal Executive Office (Street and Number)

Pratt, Kansas  67124
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         |(a) The reason described in reasonable detail in Part III of this | form could not be eliminated without unreasonable effort or
         |     expense
         |
    |X| |(b) The subject annual report, semi-annual report, transition report | on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will | be filed on or before the fifteenth calendar day following the | prescribed due date; or the subject quarterly report or | transition report on Form 10-Q or subject distribution reportion | Form 10-D, or portion thereof, will be filed on or before the
         |     fifth calendar day following the prescribed due date; and
         |
         |(c)  The  accountant's  statement  or other  exhibit  required by Rule
         |     12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file its Form 10-KSB within the prescribed time period without unreasonable effort or expense due to the fact that it has had significant management turnover and the new management has needed additional time to prepare and review the financial statements and disclosures. The Registrant anticipates that it will file its Form 10-KSB within the fifteen-day grace period provided by Exchange Act Rule 12b-25.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Douglas Donaghue (VP and CFO)       (620)                   672-2814
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                (Name)                (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 |X| Yes  |_| No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 |_| Yes  |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               ORION ETHANOL, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date March 31, 2008                     By: /s/ Douglas Donaghue
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                                            Douglas Donaghue
                                            Vice President and CFO